Asure Software Transfers Trading to NASDAQ Capital Market

AUSTIN, TX -- 09/24/2008 -- Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, today announced it has received approval from the NASDAQ Listing Qualifications Staff to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. The transfer was effective as of the market opening on September 19, 2008.

The NASDAQ Capital Market is one of the three market tier designations for NASDAQ-listed stocks, and presently includes over 550 companies. The Asure trading symbol will continue to be "ASUR" and trading of the Company's stock is unaffected by this change. Securities listed on the NASDAQ Capital Market must satisfy all applicable qualification requirements for NASDAQ securities and all companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ's corporate governance standards.

The listing transfer is part of the Company's action taken in response to a letter received from NASDAQ on February 4, 2008 regarding Asure's non-compliance with Marketplace Rule 4450(a)(5), the maintenance of a minimum bid price of $1.00 per share for a period of 30 consecutive days, which is a requirement of NASDAQ to maintain continued listing. Upon transfer of its common stock to the NASDAQ Capital Market, the Company has an additional 180 calendar days from the original August 4, 2008 deadline, or until February 2, 2009, to regain compliance with NASDAQ's minimum bid price requirement. As a result of these developments, the Company's previously pending hearing before a NASDAQ Listing Qualifications Panel is no longer necessary and will not occur.

Richard Snyder, Chairman and CEO of Asure Software, commented, "We realize that it can take time for the market to recognize a company's progress toward its goals to achieve sharp competitive focus and internal right-sizing. In recent months, we announced third quarter results including software and service revenues of $2.7 million (a 177% increase from the same quarter in 2007), the attainment of record quarterly recurring revenues of $1.6 million and a headcount reduction of 44% from October 2007 to May 2008. We have also announced the availability of our enhanced version of the iEmployee Time and Attendance product, enhanced functionality for Meeting Room Manager, the signing of our 200th healthcare customer and our expanded iEmployee Partnership, among other developments which bode well for continued top- and bottom-line improvement in coming quarters. Based on these achievements and other milestones that we expect to attain in the balance of calendar 2008 and early 2009, we are confident that the recognition that is due to Asure should materialize and may become reflected in our share price."

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, meeting and event management, and asset tracking and reservations. With additional offices in Seekonk, Mass., Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Forgent's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties include those associated with continued listing of the Company's securities on the NASDAQ Capital Market. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's most recent Annual Report or Form 10-K.

Investor contact:
Jay Peterson
512-437-2476
jay_peterson@asuresoftware.com

Media contact:
Lisa Flynn
512-437-2678
lisa_flynn@asuresoftware.com